THIS NOTE MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH FEDERAL AND STATE SECURITIES LAWS AND THE RESTRICTIONS AND LIMITATIONS DESCRIBED IN THIS NOTE.

THE COMPANY IS ENTITLED TO TREAT THE REGISTERED HOLDER OF THIS NOTE AS THE LEGAL OWNER OF THIS NOTE FOR ALL PURPOSES. OWNERSHIP OF THIS NOTE MAY ONLY BE TRANSFERRED ON THE NOTE REGISTER MAINTAINED BY THE COMPANY.

THIS NOTE CONTAINS PARTIAL PRINCIPAL PAYMENT PROVISIONS. IN THE EVENT OF SUCH PAYMENTS, THE UNPAID PRINCIPAL BALANCE OF THIS NOTE WILL BE LESS THAN THE PRINCIPAL AMOUNT SHOWN ON THE FACE OF THIS NOTE.


                         WESTERN FIDELITY FUNDING, INC.

                     12% SUBORDINATED NOTE DUE JULY 31, 2001

$10,000,000.00                                                     July 31, 1996

     WESTERN FIDELITY FUNDING, INC., a Colorado corporation, for value received, hereby promises to pay to the order of LAMAR LIFE INSURANCE COMPANY, a Mississippi corporation, or its registered assigns ("Holder"), the principal sum of TEN MILLION DOLLARS (U.S. $10,000,000.00) with interest on the unpaid portion of said principal amount from the date hereof at the rate of TWELVE PERCENT (12%) per annum, payable as follows:

         1. EIGHT (8) equal quarterly installments of interest only in the amount of THREE HUNDRED THOUSAND DOLLARS ($300,000.00) each commencing October 31, 1996, and successive payments due on the last day of each third month thereafter, with the final interest only payment due on July 31, 1998, then

         2. TWELVE (12) equal quarterly installments of principal and interest in the amount of ONE MILLION FOUR THOUSAND SIX HUNDRED TWENTY AND 85/100 DOLLARS ($1,004,620.85) each commencing October 31, 1998, and successive payments due on the last day of each third month thereafter, with the final payment of all principal and interest, if not sooner paid, due and payable on July 31, 2001.

     All payments shall be payable to Holder at 7887 East Belleview Avenue, Englewood, Colorado 80111-6093, or at such other place as Holder hereof may designate from time to time in writing. Both the principal hereof and interest hereon are payable in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debt. All payments shall be first applied to the payment of interest due hereunder, then to the payment of any other sums payable hereunder and finally to the principal amount then remaining unpaid.

     The Company may, at its option, prepay all or part of the principal of this Note, at any time, without notice, penalty or premium.

     All payments of principal and interest on this Note are subordinated to prior payment when due (whether at stated or accelerated maturity) of the principal of and premium (if any) and interest on all "Superior Indebtedness" of the Company. The term "Superior Indebtedness" includes all indebtedness of the Company, whether outstanding on the date of original issuance of this Note or thereafter created, and all renewals, extensions, modifications, or refunding of any such indebtedness. No payment may be made by the Company on this Note until the Superior Indebtedness is paid in full when due in the normal and ordinary course of the Company's Business. In addition, no payment may be made on this Note during the continuance of an event of default with respect to any Superior Indebtedness entitling the holders thereof to accelerate its maturity, or if any such payment would cause such event of default to occur; provided, however, if such default relates to an event other than the failure to pay interest or other amounts on any Superior Indebtedness, the Company shall continue to make payments on this Note. The payment of principal and interest on this Note is senior to the payment of any indebtedness which is incurred by the Company and specifically subordinated to the payments due on this Note.

     The Company hereby promises that, so long as the Company is in default with respect to the payment of principal, premium (if any) or interest on this Note, the Company will not (i) declare, pay, make, or set aside any sum for the payment or other distribution declared or made upon the outstanding $0.0001 par value common stock ("Common Stock") of the Company, and (ii) the Company will not purchase or set aside funds for the purchase of any Common Stock of the Company through a sinking fund or otherwise.

     The Holder acknowledges that up to $8,000,000 of the face amount of this Note may be used by the Company for the acquisition of non-prime Automotive Loan Contract Receivables ("Contracts") and to hold inventories of vehicles associated with such contracts and other vehicle inventory ("Vehicles"). The Company hereby promises that it shall not permit the placement of any lien on any Contract or Vehicle acquired by the Company with such $8,000,000 of the Note amount.

     This Note is transferrable only on the Note register of the Company maintained by the Company. The Company shall be entitled to treat the registered Holder of this Note as the owner of this Note for all purposes under this Note. The Company shall be entitled to treat the address of the registered Holder as it appears on the Note register to be the current address of such registered Holder until such time as the Company is notified in writing by such registered Holder of a change in such address. All notices from the Company to the registered Holder shall be mailed by the Company to the address of the registered Holder of this Note as such address shall appear on the Note register.

     By acceptance of this Note, the registered Holder agrees with the Company that this Note may not be sold, transferred, or otherwise disposed of by the registered Holder except in compliance with all applicable federal and state securities laws, which compliance must be established by the Holder to the satisfaction of the Company.

     The Company shall be in default under this Note (i) if any interest or principal payment is not made hereon within 30 days after the date such payment is due hereunder, (ii) if the Company fails to comply with any of its obligations hereunder provided that such failure continues for a period of 30 days after receipt by the Company of notice thereof from the Holder, (iii) if the Company, pursuant to or within the meaning of any bankruptcy law, commences a voluntary case or proceeding, consents to the entry of an order for relief against it in an involuntary case or proceeding, or makes a general assignment for the benefit of its creditors, (iv) if a court of competent jurisdiction enters an order or decree under any bankruptcy law that is for relief against the Company in an involuntary case or proceeding, or orders the liquidation of the Company, or (v) if the Company is dissolved under the laws of the state of the Company's incorporation. If an event of default specified herein occurs, the Holder of this Note may declare all unpaid principal and accrued interest to the date of acceleration on the Note, to be due and payable and upon any such declaration, the same shall become and be immediately due and payable. Upon payment of such principal amount and interest, all of the Company's obligations under the Note shall terminate. If any event of default occurs and is continuing, the Holder of this Note may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of and interest on this Note or to enforce the performance of any provision of this Note. A delay or omission by the Holder of this Note in exercising any right or remedy occurring upon an event of default shall not impair the right or remedy or constitute a waiver of or acquiescence in the event of default. No remedy is exclusive of any other remedy. All available remedies are cumulative. If the Company and the Holder are parties to any action to enforce any of the terms of this Note, the Company and the Holder agree that the prevailing party in any such action shall be entitled to recover from the other party the prevailing party's costs, including reasonable attorney's fees, incurred in prosecuting or defending such action.

     The obligations of the Company to the Holder represented by this Note are not secured by any of the assets of the Company or otherwise secured or guaranteed and as such constitute an unsecured general obligation of the Company. If any provision of this Note is to any extent invalid or unenforceable under the law, the remainder of this Note shall not be affected thereby, but instead shall be enforceable to the maximum extent permitted by law. This Note may only be amended in a writing executed by the Company and the Holder.

     This Note shall be interpreted and enforced in accordance with the laws of the State of Colorado. In the event of default, Maker and Holder consent to the enforcement of this Note in the District Court for the City and County of Denver, Colorado, and both parties waive any rights to contest venue or jurisdiction of that court.

                                              WESTERN FIDELITY FUNDING, INC.,
                                              a Colorado corporation



                                              By: /s/ Gene E. Osborn
                                                 ------------------------------
                                                 Gene E. Osborn, President


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